Exhibit 99.1

R1 RCM Appoints Rachel Wilson as Executive Vice President and Chief Financial Officer

CHICAGO – May 4, 2020 – R1 RCM Inc. (NASDAQ: RCM), a leading provider of technology-enabled revenue cycle management (RCM) services to healthcare providers, today announced the appointment of Rachel Wilson as Executive Vice President, Chief Financial Officer and Treasurer effective June 1, 2020.

Wilson will be responsible for the Finance function, including Investor Relations and Treasury. She brings 25 years of experience in capital markets, business finance, financial planning and analysis, and investment banking. Most recently, she was the Chief Financial Officer for Iron Mountain Data Centers. Wilson brings deep experience in navigating complex global businesses and driving growth. Before joining Iron Mountain, she served as Vice President, Financial and Investor Relations, and Vice President of Corporate Development and Financial Relations for the Jarden Corporation.

“R1 is driving the transformation of a critical function for healthcare providers, and I see significant opportunities ahead for the company,” said Wilson. “I look forward to working with the team to drive great results for our customers and continued strong execution for R1.”

“We are very pleased to have Rachel join the R1 team,” said Joe Flanagan, President and Chief Executive Officer of R1. “Rachel has significant experience in strategic financial planning, corporate development and treasury, and investor relations. Her business acumen and deep expertise across all facets of finance are critical to R1’s continued growth across our customers and product lines.”

“On behalf of myself and the entire Board of Directors, I would like to thank Rick Evans, interim CFO, for his time and commitment,” continued Flanagan. “He will continue as our Corporate Controller and Chief Accounting Officer on Rachel’s leadership team.”

About R1 RCM
R1 RCM is a leading provider of technology-enabled RCM services that transform and solve revenue cycle performance challenges across hospitals, health systems, and physician group practices. R1’s proven, and scalable operating models seamlessly complement a healthcare organization’s infrastructure, quickly driving sustainable improvements to net patient revenue and cash flows while reducing operating costs and enhancing the patient experience. To learn more, visit: r1rcm.com.

Contacts:

Investor Relations
Atif Rahim
R1 RCM, Inc.
312-324-5476
investorrelations@r1rcm.com

Media Relations
Natalie Joslin
678.585.1206
media@r1rcm.com